Exhibit 10.2

March 15, 2021

LGL Systems Acquisition Corp.

165 W. Liberty St., Suite 220

Reno, NV 89501

Re:	Amendment Proposal

Ladies and Gentlemen:

Reference is made to the Agreement and Plan of Reorganization and Merger (as amended, supplemented, restated or otherwise modified from time to time, the “Merger Agreement”), by and among LGL Systems Acquisition Corp., a Delaware corporation (“Acquiror”), LGL Systems Merger Sub Inc., a Delaware corporation (“Merger Sub”), and IronNet Cybersecurity, Inc., a Delaware corporation (the “Company”), that the parties thereto are entering into concurrently herewith. Capitalized terms used but not otherwise defined in this Agreement shall have the meanings ascribed to them in the Merger Agreement.

LGL Systems Acquisition Holding Company, LLC, a Delaware limited liability company, in its capacity as Sponsor of Acquirer, and Acquiror entered into a letter agreement, with Acquiror, dated on or about November 6, 2019 (the “Letter Agreement”), in connection with the Acquiror’s initial public offering, commenced on November 6, 2019, by means of a prospectus, as filed with the Securities and Exchange Commission on November 11, 2019 (SEC Accession No. 0001213900-19-022827) (the “Prospectus”).

In consideration of the Merger Agreement and the Sponsor Support Agreement pursuant to which, among other things, Sponsor agreed to forfeit Acquiror Pre-Transaction Sponsor Stock and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and conditional upon the Merger being consummated, Acquiror and Sponsor hereby agree as follows:

1. Lockup Relief. Section 6(a) of the Letter Agreement between the Company and the Sponsor shall be amended and restated in its entirety as follows:

6 (a) The undersigned agrees that the shares of Founders’ Common Stock may not be transferred, assigned or sold (except (a) to the Company’s officers or directors, any affiliate or family member of any of the Company’s officers or directors, any affiliate of the Company’s sponsor or to any member of the sponsor or any of their affiliates, (b) in the case of an individual, as a gift to such person’s immediate family or to a trust, the beneficiary of which is a member of such person’s immediate family, an affiliate of such person or to a charitable organization; (c) in the case of an individual, by virtue of laws of descent and distribution upon death of such person; (d) in the case of an individual, pursuant to a qualified domestic relations order; (e) by private sales or transfers made in connection with any forward purchase agreement or similar arrangement or in connection with the consummation of a Business Combination at prices no greater than the price at which the shares were originally purchased; (f) by virtue of the laws of the State of Delaware or the Company’s sponsor’s limited liability company agreement upon dissolution of the sponsor, (g) in the event of the Company’s liquidation prior to the consummation of an initial Business Combination; or (h) in the event that, subsequent to the consummation of an initial Business Combination, the Company completes a liquidation, merger, share exchange or other similar transaction which results in all stockholders having the right to exchange their Class A common stock for cash, securities or other property) until the earlier to occur of: (1) six months after the consummation of a Business Combination and (2) the date following the completion of the Company’s initial Business Combination on which the Company completes a liquidation, merger, share exchange or other similar transaction that results in all of its shareholders having the right to exchange their shares of Common Stock for cash, securities or other property. Notwithstanding the foregoing, (i) if the closing price of the Common Stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the Company’s initial Business Combination, the shares of Founders’ Common Stock will be released from these transfer restrictions and (ii) a bona fide gift or gifts to one or more charitable organizations shall not be subject to the restrictions in this Section 6(a).

2. Entire Agreement. This Agreement and the other agreements referenced herein constitute the entire agreement and understanding of the parties hereto in respect of the subject matter hereof and supersede all prior understandings, agreements or representations by or among the parties hereto, written or oral, to the extent they relate in any way to the subject matter hereof or the transactions contemplated hereby.

3. Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

4. Amendment. This Agreement may be amended, modified, or supplemented only by written agreement of the parties hereto.

5. Governing Law. This Agreement shall be governed, construed, administered and regulated in all respects under the laws of the State of Delaware, without regard to the provisions, policies or principles thereof relating to choice or conflict of laws.

6. Successors. This Agreement shall be binding upon the parties hereto and their respective legal representatives, heirs, successors and assigns.

7. Severability. In case any one or more of the provisions contained in this Agreement or any application thereof shall be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and other application thereof shall not in any way be affected or impaired thereby.

8. Third-Party Rights. Section 1of this Agreement shall be construed for the benefit of the Company and shall be deemed to create enforceable rights in the Company to the extent not a party hereto as express third party beneficiary hereof as though the Company were party hereto.

9. Counterparts. This Agreement may be signed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

[Signature Page Follows]

If the foregoing correctly sets forth our agreement, please sign and return this Agreement to the other parties, at which time it shall be and become our mutually binding agreement, enforceable in accordance with its terms.

LGL SYSTEMS ACQUISITION CORP.

By:	/s/ Robert LaPenta Jr.
	Name:	Robert LaPenta Jr.
	Title:	Co-Chief Executive Officer and Chief Financial Officer

LGL SYSTEMS ACQUISITION HOLDING COMPANY, LLC

LGL Systems Nevada Management Partners LLC

By:	/s/ Robert LaPenta Jr.
	Name:	Robert LaPenta Jr.
	Title:	Managing Member

[Signature Page to Sponsor Agreement Amendment]

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